UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO. __)1

                                  iBasis, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                    Common
--------------------------------------------------------------------------------
                         (Title or Class of Securities)

                                   450732102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12-31-99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|    Rule 13d-1(b)
           |X|    RULE 13D-1(C)
           |_|    Rule 13d-1(d)


         1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               (Page 1 of 13 Pages)

CUSIP No. 450732-10-2                 13G                         Page 2 of 13

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
                 CHARLES RIVER VIII GP LIMITED PARTNERSHIP
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 04-3365728
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                  (A) |_|
                                                              (B) |_|
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY


--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

                 Delaware
-------------------------------- ---------- ------------------------------------
                                 5          SOLE VOTING POWER
                                              3,742,493
    NUMBER OF
     SHARES                      ---------- ------------------------------------
  BENEFICIALLY                   6          SHARED VOTING POWER
    OWNED BY
      EACH                                    0
    REPORTING                    ---------- ------------------------------------
     PERSON                      7          SOLE DISPOSITIVE POWER
      WITH                                    3,742,493

                                 ---------- ------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                              0
-------------------------------- ---------- ------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,742,493
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           |_|

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              12.3%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            PN
--------- ----------------------------------------------------------------------

CUSIP No. 450732-10-2                 13G                         Page 3 of 13

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
                 CHARLES RIVER PARTNERSHIP VIII
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 04-3365727
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                  (A) |_|
                                                              (B) |_|
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY


--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

                 Delaware
-------------------------------- ---------- ------------------------------------
                                 5          SOLE VOTING POWER
                                              3,742,493
    NUMBER OF
     SHARES                      ---------- ------------------------------------
  BENEFICIALLY                   6          SHARED VOTING POWER
    OWNED BY
      EACH                                    0
    REPORTING                    ---------- ------------------------------------
     PERSON                      7          SOLE DISPOSITIVE POWER
      WITH                                    3,742,493

                                 ---------- ------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                              0
-------------------------------- ---------- ------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,742,493
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           |_|

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              12.3%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            PN
--------- ----------------------------------------------------------------------

CUSIP No. 450732-10-2                 13G                         Page 4 of 13

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
                 IZHAR ARMONY
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 ###-##-####
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                  (A) |_|
                                                              (B) |_|
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY


--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

                 Israeli
-------------------------------- ---------- ------------------------------------
                                 5          SOLE VOTING POWER
                                              0
    NUMBER OF
     SHARES                      ---------- ------------------------------------
  BENEFICIALLY                   6          SHARED VOTING POWER
    OWNED BY
      EACH                                    3,811,500
    REPORTING                    ---------- ------------------------------------
     PERSON                      7          SOLE DISPOSITIVE POWER
      WITH                                    0

                                 ---------- ------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                              3,811,500
-------------------------------- ---------- ------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,811,500
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           |_|

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              12.5%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            IN
--------- ----------------------------------------------------------------------

CUSIP No. 450732-10-2                 13G                         Page 5 of 13

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
                 RICHARD M. BURNES, JR.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 033-360-3197
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                  (A) |_|
                                                              (B) |_|
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

           UNITED STATES
-------------------------------- ---------- ------------------------------------
                                 5          SOLE VOTING POWER
                                              0
    NUMBER OF
     SHARES                      ---------- ------------------------------------
  BENEFICIALLY                   6          SHARED VOTING POWER
    OWNED BY
      EACH                                    3,811,500
    REPORTING                    ---------- ------------------------------------
     PERSON                      7          SOLE DISPOSITIVE POWER
      WITH                                    0

                                 ---------- ------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                              3,811,500
-------------------------------- ---------- ------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,811,500
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           |_|

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              12.5 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            IN
--------- ----------------------------------------------------------------------

CUSIP No. 450732-10-2                 13G                         Page 6 of 13

--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
                MICHAEL J. ZAK
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                ###-##-####
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                  (A) |_|
                                                              (B) |_|
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

           UNITED STATES
-------------------------------- ---------- ------------------------------------
                                 5          SOLE VOTING POWER
                                              0
    NUMBER OF
     SHARES                      ---------- ------------------------------------
  BENEFICIALLY                   6          SHARED VOTING POWER
    OWNED BY
      EACH                                    3,811,500
    REPORTING                    ---------- ------------------------------------
     PERSON                      7          SOLE DISPOSITIVE POWER
      WITH                                    0

                                 ---------- ------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                              3,811,500
-------------------------------- ---------- ------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,811,500
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           |_|

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              12.5 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            IN
--------- ----------------------------------------------------------------------

CUSIP No. 450732-10-2                 13G                         Page 7 of 13

--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
                TED R. DINTERSMITH.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                ###-##-####
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                  (A) |_|
                                                              (B) |_|
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

           UNITED STATES
--------- ----------------------------------------------------------------------
                                 5          SOLE VOTING POWER
                                              0
    NUMBER OF
     SHARES                      ---------- ------------------------------------
  BENEFICIALLY                   6          SHARED VOTING POWER
    OWNED BY
      EACH                                    3,811,500
    REPORTING                    ---------- ------------------------------------
     PERSON                      7          SOLE DISPOSITIVE POWER
      WITH                                    0

                                 ---------- ------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                              3,811,500
-------------------------------- ---------- ------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,811,500
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           |_|

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              12.5 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            IN
--------- ----------------------------------------------------------------------

CUSIP No. 450732-10-2                 13G                         Page 8 of 13

ITEM 1(a).        NAME OF ISSUER:

                  iBasis, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  20 Second Avenue
                  Burlington, MA  01803

ITEM 2(a).        NAME OF PERSON FILING:

                  Charles River Partnership VIII, Charles River VIII GP Limited Partnership, Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith. Messers. Burnes, Zak and Dintersmith are individual general partners of the Charles River VIII GP. Izhar Armony is authorized by Charles River VIII GP to vote the shares on behalf of the Charles River entities invested in iBasics, Inc., see Exhibit 2.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office for Charles River Partnership VIII, Charles River VIII GP Limited Partnership, Izhar Armony, Richard M. Burnes, Jr., Michael J. Zak, and Ted
                  R. Dintersmith is 1000 Winter St., Suite 3300, Waltham, MA
                  02451

ITEM 2(c).        CITIZENSHIP:

                  Charles River Partnership VIII and Charles River VIII GP Limited Partnership are Delaware limited partnerships. Richard
                  M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith are United States citizens. Izhar Armony is an Israeli citizen.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common

ITEM 2(e).        CUSIP NUMBER:

                  450732-10-2

CUSIP No. 450732-10-2                 13G                         Page 9 of 13

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) |_| Broker or dealer registered under Section 15 of the
                          Act.

                  (b) |_| Bank as defined in Section 3(a)(6) of the Act.

                  (c) |_| Insurance company as defined in Section 3(a)(19) of
                          the Act.

                  (d) |_| Investment company registered under Section 8 of the
                          Investment Company Act.

                  (e) |_| Investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).

                  (f) |_| Employee benefit plan or endowment fund in accordance
                          with Rule 13d-1(b)(1)(ii)(F).

                  (g) |_| Parent holding company, in accordance with Rule
                          13d-1(b) (1)(ii)(G).

                  (h) |_| Savings association as defined in Section 3(b) of the
                          Federal Deposit Insurance Act.

                  (i) |_| Church plan that is excluded from the definition of an
                          investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. 450732-10-2                 13G                         Page 10 of 13

ITEM 4.           OWNERSHIP:

              (a) Amount beneficially owned:

                  Charles River Partnership VIII and Charles River VIII GP Limited Partnership, may be deemed to own 3,742,493 shares of Common Stock as of 12/31/99. Richard M. Burnes, Jr., Michael
                  J. Zak and Ted R. Dintersmith may be deemed to own 3,811,500 shares of Common Stock as of 12/31/99.

              (b) Percent of class:

                  Charles River Partnership VIII and Charles River VIII GP Limited Partnership, may be deemed to own 12.3%. Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith may be deemed to own 12.5%. Percentages based upon 30,538,353 shares outstanding per amended S-1.

              (c) Number of shares as to which such person has:

         (i)      sole power to vote of direct the vote:

                  Charles River VIII GP Limited Partnership and Izhar Armony 12.3%. Charles River Partnership VIII, Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith - 0%.

         (ii)     shared power to vote or direct the vote:

                  Charles River Partnership VIII and Charles River VIII GP Limited Partnership - 0 %. Izhar Armony, Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith - 12.5%.

         (iii)    Sole power to dispose or direct the disposition

                  Charles River VIII GP Limited Partnership - 12.3%. Charles River Partnership VIII, Izhar Armony, Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith - 0%.

         (iv)     Shared power to dispose or direct the disposition

                  Charles River Partnership VIII and Charles River VIII GP Limited Partnership, Izhar Armony - 0 %. Richard M. Burnes, Jr., Michael J. Zak; and Ted R. Dintersmith - 12.5%.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

CUSIP No. 450732-10-2                 13G                         Page 11 of 13

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable


ITEM 10.          CERTIFICATION:

                  By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.